Exhibit 99.3

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

Management’s Discussion and Analysis (“MD&A”) is intended to facilitate an understanding of Radiant’s business and results of operations. This MD&A should be read in conjunction with Radiant’s consolidated financial statements and the accompanying notes to consolidated financial statements included elsewhere in this report. MD&A consists of the following sections:

•	Overview: A summary of Radiant’s business, financial performance and opportunities

•	Recent Acquisitions and New Businesses: A summary of recent acquisitions and new businesses

•	Results of Operations: A discussion of operating results

•	Liquidity and Capital Resources: An analysis of cash flows, sources and uses of cash, contractual obligations and financial position

•	Critical Accounting Policies and Procedures: A discussion of critical accounting policies that require the exercise of judgments and estimates

•	Recent Accounting Pronouncements: A summary of recent accounting pronouncements and the effects on the Company

Overview

We are a leading provider of technology focused on the development, installation and delivery of solutions for managing site operations of hospitality and retail businesses including restaurants, convenience stores, stadiums, arenas, movie theatres and specialty retailers. Our point-of-sale and back-office technology is designed to enable businesses to deliver exceptional customer service while improving profitability. We offer a full range of products and services that are tailored to specific market needs including hardware, software, professional services and electronic payment processing. The Company offers best-of-breed solutions designed for ease of integration in managing site operations, thus enabling operators to improve customer service while reducing costs. We believe our approach to site operations is unique in that our product solutions provide enterprise visibility and control at the site, field, and headquarters levels.

Our Company’s growth continues to be driven by the long-term industry shift toward a full system solution provider, the ability to have vertical solutions and non-payment applications residing at the point-of-sale, and new technology that enables operators to enhance their revenue drivers such as speed and consistency of service, customer loyalty programs, order accuracy and loss prevention and providing customers with greater value and a broader selection of products. Most recently, there have been well publicized breaches of point-of-sale and back-office systems that handle consumer card details, spurring widespread interest in more secure payment terminals and end-to-end encryption technology. We believe we are well positioned to meet the needs of our industry segments and the concerns around security with our suite of product offerings which consist of hardware and software for point-of-sale and operational applications, as well as our back-office application offerings which include inventory, labor, financial management, fraud management and other centrally hosted enterprise solutions.

Security has become a driving factor in our industry as our customers try to meet ever escalating governmental requirements directed toward the prevention of identity theft as well as operating safeguards imposed by the credit and debit card associations. In September 2006, these card associations established the PCI Security Standards Council to oversee and unify industry standards in the areas of credit card data security. We believe we are a leader in providing systems and software solutions that meet the payment application requirements and will continue to help the industry define new standards across the payment process, educate businesses on how to reduce theft by meeting the Payment Card Industry Data Security Standard (PCI DSS) requirement process, and build new technologies outside its point-of-sale software to combat theft.

We operate in three segments: (1) Hospitality-Americas, (2) Retail & Entertainment-Americas and (3) International. The Hospitality-Americas segment represents our North and South American restaurants business, which includes fast food, delivery, quick service and table service restaurant operators. Our Retail & Entertainment-Americas segment is comprised of our other North and South American business lines which serve petroleum and convenience retailers, specialty retailers and entertainment venues, including movie theaters, stadiums and arenas. The International segment focuses on our foreign operations outside of the Company’s other two segments and primarily focuses on restaurant businesses and petroleum and convenience retail businesses. These segments became effective January 1, 2010 and replace the former reportable segments of Hospitality and Retail. All information reported for the years ended December 31, 2009, 2008 and 2007 has been reclassified to present data in accordance with the new segments.

Each segment focuses on delivering site management systems, including point-of-sale, self-service kiosk, and back-office systems, designed specifically for each of the core vertical markets. We believe our customers benefit from a number of competitive advantages gained through our 25-year history of success in our industry segments. These advantages include our globally trusted brand names, large installed base, customizable platforms and our investment in research and development of new products for our industry segments.

The point-of-sale markets in which we operate are intensely competitive and highly dynamic, categorized by advances in technology, product introductions and the ability to respond to security standards. This competitive environment, coupled with the expectation in the marketplace that technology will continue to improve while becoming less expensive, results in significant pricing pressures. Our ability to compete generally depends on how well we navigate within this environment. To compete successfully we must continue to commercialize our technology, develop new products that meet constantly evolving customer requirements, continually improve our existing products, processes and services faster than our competitors, and price our products competitively while reducing average unit costs.

Our 2009 financial results reflected significantly reduced demand for point-of-sale software and equipment due to extremely unfavorable global economic and industry conditions, with the most significant declines seen in the first half of 2009. Negative trends in consumer spending and pervasive economic uncertainty led to slowed new site openings and reduced capital spending from existing customers. Although we saw declines in our systems and professional services revenue during 2009, we continued to see increases in our recurring revenue sources such as hardware maintenance, software support and maintenance, hosted solution offerings and electronic payment processing. These higher margin sources of income, which resulted in a significant increase in our gross profit percentage over 2008, along with the fact that these revenues are recurring in nature, lead us to believe that although our revenues declined in 2009, the quality of our revenues has significantly improved.

In the second half of 2009, demand began to increase and was recognized through new customer wins, a growing pipeline of opportunities and the stabilization of our channel partners, which resulted in fourth quarter growth over 2008. We expect this trend to continue in 2010 due to the number of significant new contracts signed in the second half of 2009, the visibility of the pipeline available to us in 2010, our ability to work closely with our channel partners to help end customers realize the benefits of new technology in their sites, and the launching of several new products in hosted solutions, mobile ordering and a new point-of-sale terminal in Europe.

Expecting that our revenues would decline in 2009 as a result of the poor economic conditions, we took actions to realign our cost structure with these expectations. This resulted in headcount reductions across our business, including employees and temporary/contract workers, which was necessary in order to maintain profitability, generate strong operating cash flows and protect our capital. These proactive measures helped us generate record cash flows from operations and operating income profitability as compared to our performance in 2008, excluding charges associated with the non-cash write off of goodwill and certain intangible assets that occurred in the fourth quarter.

Recent Acquisitions and New Businesses

The following is a brief summary of recent acquisitions, in order from most current to least current, followed by discussion of our electronic payment processing business. To the extent that we believe acquisitions, joint ventures or new businesses can position us to better to serve our current segments, we will continue to pursue such opportunities in the future.

•

Acquisition of Orderman – On July 1, 2008, the Company acquired Orderman GmbH (“Orderman”), one of the leading manufacturers of wireless handheld ordering and payment devices for the hospitality industry. Headquartered in Salzburg, Austria, Orderman has provided innovative mobile solutions since 1994. Orderman distributes its solutions through a reseller network of partners that have deployed approximately 50,000 handheld devices, predominately in Europe. The acquisition enables Radiant to accelerate the adoption of mobile devices in the global hospitality sector. The total purchase price was approximately $33.0 million. The operations of the Orderman business have been included in our consolidated results of operations and financial position from the date of acquisition. The results of these operations are reported under the International segment.

•

Acquisition of Jadeon – On May 1, 2008, Radiant acquired substantially all of the assets of Jadeon, Inc. (“Jadeon”), one of the Company’s resellers in California. Headquartered in Irvine, just outside Los Angeles, Jadeon had been delivering and supporting Radiant’s hospitality point-of-sale solutions since 2001 and offered a full range of technology systems and implementation and support services throughout the West coast. The acquisition enables Radiant to strengthen its service capabilities and relationships with key accounts and serves as a platform for Radiant to strengthen its West coast market presence, specifically in the Los Angeles and San Francisco markets, allowing better penetration in the largest market in North America. The total purchase price was approximately $7.3 million. The operations of the Jadeon business have been included in our consolidated results of operations and financial position from the date of acquisition. The results of these operations are reported under the Hospitality-Americas segment.

•

Acquisition of Hospitality EPoS – On April 4, 2008, the Company acquired Hospitality EPoS Systems Ltd. (“Hospitality EPoS”), a technology supplier to the U.K. hospitality market since 1992. Headquartered in Kent, England, just outside London, Hospitality EPoS provided capabilities for sales, implementation and support services and represented our suite of Aloha products. The total purchase price was approximately $6.1 million. The operations of the Hospitality EPoS business have been included in our consolidated results of operations and financial position from the date of acquisition. The results of these operations are reported under the International segment.

•

Acquisition of Quest – On January 1, 2008, the Company acquired Quest Retail Technology (“Quest”), a privately held company based in Adelaide, Australia. Quest is a global provider of point-of-sale and back office solutions to stadiums, arenas, convention centers, race courses, theme parks and various other industries. The total purchase price was approximately $53.4 million. The operations of the Quest business have been included in our consolidated results of operations and financial position from the date of acquisition. The results of these operations are reported under the Retail & Entertainment-Americas segment.

•

Launch of Radiant Payment Services – Radiant expanded its business services in 2008 with the launch of Radiant Payment Services (“RPS”), a business aimed at selling and servicing electronic payment processing. RPS enhances Radiant’s current solutions by providing an integrated, turnkey payment processing solution for a wide variety of payment methods including credit, debit and gift card payments. The objective of RPS is to raise the level of customer service that is provided to business owners and operators by providing competitive and transparent pricing, increased accountability from a single vendor and the highest level of security for customer data and credit card transactions.

Results of Operations

The following table sets forth, for the periods indicated, the percentage relationship of certain statement of operations items to total revenues:

	Year ended December 31,
	2009	2008	2007
Revenues:
Systems	41.9%	51.6%	57.1%
Maintenance, subscription and transaction services	46.0	36.1	32.5
Professional services	12.1	12.3	10.4

Total revenues	100.0	100.0	100.0

Cost of revenues:
Systems	22.2	27.5	30.2
Maintenance, subscription and transaction services	22.7	20.8	17.5
Professional services	8.0	8.9	7.9

Total cost of revenues	52.9	57.2	55.6

Gross profit	47.1	42.8	44.3
Operating expenses:
Product development	7.8	8.2	9.3
Sales and marketing	14.7	12.1	11.4
Depreciation of fixed assets	1.7	1.6	1.6
Amortization of intangible assets	3.2	2.6	1.7
General and administrative	12.2	10.4	11.1
Impairment of goodwill	5.9	—	—
Other charges and income, net	1.8	0.5	—

Total operating expenses	47.3	35.4	35.1

(Loss) income from operations	(0.1)	7.4	9.2
Interest and other expense, net	0.8	1.7	1.0

(Loss) income from operations before income tax provision	(0.9)	5.7	8.2
Income tax provision	2.4	2.0	3.5

Net (loss) income	(3.3)%	3.7%	4.7%

Year ended December 31, 2009 compared to year ended December 31, 2008

The Company had a net loss of $9.4 million, or $0.29 per basic common share, in 2009, compared with net income of $11.0 million, or $0.33 per diluted common share, in 2008. The net loss was fully attributable to a $20.9 million non-cash charge relating to the impairment of goodwill and certain intangible assets of Quest as further described in Note 6 to the consolidated financial statements.

The Company’s revenues decreased during the year ended December 31, 2009 by $14.1 million, or 5%, compared to the year ended December 31, 2008. The decrease in revenue was primarily due to the global economic downturn that began in the latter portion of 2008. The decrease in revenues was partially offset by a full year of operations from our electronic payment processing business and the acquisitions of Orderman, Jadeon and Hospitality EPoS that were completed in the second and third quarters of 2008.

Systems – Systems revenue is derived from sales and licensing fees for our point-of-sale hardware and software, site management software solutions and peripherals. Systems revenue for 2009 was $120.5 million compared to $155.6 million in 2008, a decrease of $35.1 million, or 23%. The decrease in systems revenue was primarily due to the economic downturn noted above, which slowed new site openings and reduced capital spending from existing customers. The decrease was partially offset by having a full year of operations from Orderman, Jadeon and Hospitality EPoS.

Maintenance, subscription and transaction services – The Company derives revenues from maintenance, subscription and transaction services including hardware maintenance, software support and maintenance, hosted solutions and electronic payment processing services. The majority of these revenues are derived from support and maintenance, which is structured on a renewable basis and is directly attributable to the base of installed sites. A majority of all subscription, maintenance and support contracts are renewed annually.

Revenues from maintenance, subscription and transaction services increased by $23.3 million, or 21%, to $132.3 million in 2009 as compared to 2008. The increase was primarily due to the additional revenues generated in both software and hardware support and maintenance resulting from incremental systems sales in 2008 and 2009 (which added to our site base for recurring revenue), an increase in demand for our hosted solutions, and a full year of revenues resulting from our electronic payment processing business which we launched in the second half of 2008.

Professional services – The Company also derives revenues from professional services such as consulting, training, custom software development and system installations. Revenues from professional services decreased by $2.3 million, or 6%, to $34.7 million in 2009 as compared to 2008. The decrease is primarily due to lower installations revenue, which fell in direct correlation to the lower systems sales. The decrease was partially offset by increased revenue in consulting and custom software development projects.

Systems gross profit – Cost of systems consists primarily of hardware and peripherals for site-based systems and amortization of capitalized labor costs for internally developed software. All costs, other than capitalized software development costs, are expensed as products are shipped, while capitalized software development costs are amortized to expense on a straight-line basis over the estimated useful life of the software. Systems gross profit decreased during 2009 by $15.8 million, or 22%, to $56.8 million, while the gross margin percentage remained constant at 47% in 2009 compared to 2008.

Maintenance, subscription and transaction services gross profit – Cost of maintenance, subscription and transaction services consists primarily of personnel and other costs to provide support and maintenance services, hosted solutions and electronic payment processing services. The gross profit on maintenance, subscription and transaction services revenue increased during 2009 by $20.9 million, or 45%, to $67.1 million, while the gross margin percentage increased by eight points to 51% for 2009 compared to 2008. The increase in the gross margin percentage was primarily due to the launch of our electronic payment processing business and increased revenues from hosted solutions, both of which have higher margins. Margins were also improved in support and maintenance services through the combination of groups and streamlining of processes while maintaining a high level of service.

Professional services gross profit – Cost of professional services consists primarily of personnel costs for consulting, training, custom software development and installation services. The gross profit on professional services revenue increased during 2009 by $1.4 million, or 14%, to $11.5 million while the gross margin percentage increased by six points to 33% for 2009 compared to 2008. The increase in the gross margin percentage was primarily attributable to the removal of capacity in the Company through the headcount reductions made in the fourth quarter of 2008 and the first quarter of 2009, as well as a continued focus on improving margins within our professional services through better utilization of personnel, including temporary and contract employees.

Segment revenues – Total revenues in the Hospitality-Americas business segment were approximately $166.8 million in 2009 compared to $176.8 million in 2008, a decrease of $10.0 million, or 6%. The decrease was primarily due to the decline in systems sales throughout the segment, but was partially offset by a full year of operations for Jadeon and an increase in maintenance, subscription and transaction fee revenues.

Total revenues in the Retail & Entertainment-Americas business segment were approximately $80.0 million in 2009 compared to $91.6 million in 2008, a decrease of $11.6 million, or 13%. The decrease was primarily attributable to economic factors that have resulted in a decrease in demand by convenience store operators. This decrease was partially offset by an increase in revenues within our specialty retail business.

Total revenues in the International business segment were approximately $37.7 million in 2009 compared to $29.6 million in 2008, an increase of $8.1 million, or 27%. This increase is primarily explained by having a full year of operations from Orderman and Hospitality EPoS in 2009.

Segment direct operating income – The Company evaluates the financial performance of the segments based on direct operating income, which is profit or loss before the allocation of certain corporate costs.

Direct operating income in the Hospitality-Americas business segment was approximately $37.4 million in 2009 compared to $37.7 million in 2008. This is a decrease of $0.3 million, or 1%, and is primarily attributable to the decrease in revenues throughout the segment. The decrease was partially offset by a reduction in the cost of products and services as well as our ability to control operating expenses during the economic downturn.

Direct operating income in the Retail & Entertainment-Americas business segment was approximately $22.4 million in 2009 compared to $22.7 million in 2008. This is a decrease of $0.3 million, or 1%. The primary explanation for the decrease is the decline in revenues throughout most of the segment due to the economic downturn, which was partially offset by the increase in revenues in our specialty retail business and our ability to minimize operating expenses.

Direct operating income in the International business segment was approximately $3.3 million in 2009 compared to $1.1 million in 2008. This is an increase of $2.2 million, or 200%, and is primarily explained by the increase in revenues due to having a full year of operations from Orderman and Hospitality EPoS as well as our ability to control operating expenses during the economic downturn.

Total operating expenses – Total operating expenses for 2009 increased by $29.1 million, or 27%, as compared to 2008. Total operating expenses as a percentage of total revenues were 47% in 2009 and 35% in 2008. The components of operating expenses are discussed below:

•

Product development expenses – Product development expenses consist primarily of wages and materials expended on product development efforts, excluding any development expenses related to associated revenues which are included in costs of customer support, maintenance and other services. Product development expenses decreased during 2009 by $2.4 million, or 10%, compared to 2008, primarily due to headcount reductions made in the fourth quarter of 2008 and the first quarter of 2009 to adjust our cost structure during the economic downturn.

•

Sales and marketing expenses – Sales and marketing expenses increased during 2009 by $6.0 million, or 16%, compared to 2008. This increase was primarily related to a full year of sales and marketing expenses resulting from the acquisitions of Orderman, Jadeon and Hospitality EPoS, higher bonus expense in 2009 as compared to 2008 due to the Company meeting its budgeted operating income and a full year of costs associated with our electronic payment processing business. Sales and marketing expenses as a percentage of total revenue were 15% and 12% in 2009 and 2008, respectively.

•

Depreciation of fixed assets and amortization of intangible assets – Depreciation and amortization expense increased by $1.5 million, or 12%, in 2009 as compared to 2008. The increase was directly related to a full year of amortization of certain intangible assets associated with Orderman, Jadeon and Hospitality EPoS. Depreciation and amortization expenses as a percentage of revenues were 5% and 4% during 2009 and 2008, respectively.

•

General and administrative expenses – General and administrative expenses increased during 2009 by $3.7 million, or 12%, as compared to 2008. The increase was primarily due to the additional overhead expenses resulting from the acquisitions completed in 2008 and additional bonus expense associated with the Company meeting its budgeted operating income for the year. General and administrative expenses as a percentage of total revenue were 12% and 10% in 2009 and 2008, respectively.

•

Impairment of goodwill – During the fourth quarter of 2009, the Company recorded a $17.0 million non-cash impairment charge to write off a portion of the goodwill associated with the acquisition of Quest. This charge was the result of our annual goodwill impairment analysis as further described in Note 6 to the consolidated financial statements.

•

Other charges and income, net – The amounts contained under this heading are unlikely to occur again in the normal course of business and, as such, it is not practical to compare amounts between the current period and previous periods. However, a description of the items which comprise these amounts follows. See Note 8 to the consolidated financial statements for further discussion of these items.

•

During the fourth quarter of 2009, the Company recorded a $3.9 million non-cash impairment charge to write off a portion of certain intangible assets associated with Quest. This charge was the result of an appraisal of Quest’s intangible assets performed in conjunction with the goodwill impairment analysis as further described in Note 6 to the consolidated financial statements.

•

During the first quarter of 2009, the Company determined that it would not use certain third-party software licenses and recorded a write-off charge of $0.5 million as a result. Also during the first quarter of 2009, the Company recorded a charge of $0.7 million related to severance costs and restructuring of the organization. This charge resulted from efforts to align the Company’s structure with its revenues in light of the severe economic downturn that began in the second half of 2008. Additionally, during the first quarter of 2009, the Company sold a building for cash proceeds of approximately $0.2 million. A net gain of approximately $0.1 million was recognized as a result of this transaction.

•

During the fourth quarter of 2008, the Company recorded an impairment charge of $1.0 million related to the write down of a capitalized software product and a charge of $0.4 million related to severance payments and the restructuring of the organization. These charges were offset by a gain of $1.4 million on the sale of land near its corporate headquarters.

•	During the third quarter of 2008, the Company recorded a restructuring charge of $2.1 million related to amending a sublease agreement on a facility in Alpharetta, Georgia.

•	During the second quarter of 2008, the Company recorded a gain of approximately $0.5 million as a result of entering into a forward exchange contract in preparation for the acquisition of Orderman.

•

During the first quarter of 2008, the Company recorded a gain of approximately $0.3 million as a result of entering into a forward exchange contract in preparation for the acquisition of Quest. This gain was offset by approximately $0.4 million in debt cost write-offs and penalties associated with early termination of a credit agreement as described in Note 7 to the consolidated financial statements.

Interest expense, net – The Company’s interest expense includes interest expense incurred on its long-term debt and capital lease obligations. Interest expense decreased from $4.9 million in 2008 to $2.3 million in 2009. This decrease was the result of the Company’s continuing reduction of its debt, which decreased by approximately $35.8 million during 2009.

Provision for income taxes – The Company’s effective income tax rate was (264.6%) in 2009, 35.4% in 2008 and 42.7% in 2007. In the fourth quarter of 2009, the Company recorded non-cash charges related to the impairment of goodwill and certain intangible assets associated with Quest. As a result of these charges, the Company’s effective tax rate fluctuated significantly during the 2009 year as compared to 2008. During 2009, a valuation allowance of $6.6 million was recorded related to the amortization and impairment of goodwill and certain intangible assets associated with the acquisition of Quest. This compares to a $0.5 million valuation allowance related to the amortization of intangible assets associated with the acquisition of Quest recorded in 2008. The rate reconciliation table in Note 10 to the consolidated financial statements illustrates the rate impact of the individual items referenced in this table. Each of these items were calculated based on the tax impact each item had on the Company’s net income. The charges from the impairment of goodwill and certain intangible assets associated with the Quest acquisition resulted in a loss for U.S. GAAP purposes. However, these charges were not deductible for tax purposes, which contributed to a significant fluctuation from the rate noted in 2009 compared to 2008 for each item as referenced in the rate reconciliation table. Excluding the impairment charges, the Company’s effective tax rate would have been 37.2%. See Note 10 to the consolidated financial statements for additional discussion of income taxes.

Year ended December 31, 2008 compared to year ended December 31, 2007

The Company earned net income of $0.33 per diluted common share in 2008, compared with $0.36 per diluted common share in 2007. In addition, the Company’s revenues increased during the year ended December 31, 2008 by $48.4 million, or 19%, compared to the year ended December 31, 2007. The increase in revenue was primarily due to the acquisitions completed in 2008 in addition to new contracts within our direct channel in our Hospitality-Americas segment and new contracts within our indirect channel in our specialty retail business. In addition, continued market penetration of the products previously acquired through acquisitions and transaction fee revenue resulting from our new electronic payment processing business contributed to the increase.

Systems – Systems revenue is derived from sales and licensing fees for our point-of-sale hardware and software, site management software solutions and peripherals. Systems revenue for 2008 was $155.6 million compared to $144.6 million in 2007, an increase of $11.0 million, or 8%. The year over year increase was primarily due to the additional revenues resulting from the acquisitions of Orderman, Quest, Hospitality EPoS and Jadeon and the continued expansion of direct sales in the Hospitality-Americas segment. The increase from 2007 to 2008 was partially offset by a decrease in our convenience retail business.

Maintenance, subscription and transaction services – The Company derives revenues from maintenance, subscription and transaction services including hardware maintenance, software support and maintenance, hosted solutions and electronic payment processing services. The majority of these revenues are derived from support and maintenance, which is structured on a renewable basis and is directly attributable to the base of installed sites. A significant majority of all subscription, maintenance and support contracts are renewed annually.

Revenues from maintenance, subscription and transaction services increased by $26.7 million, or 33%, from 2007 to $108.9 million in 2008. The increase was primarily due to the additional revenues generated in both software and hardware support and maintenance resulting from increased systems sales in 2008, additional revenues resulting from our electronic payment processing business and additional revenues resulting from the acquisitions of Quest and Jadeon.

Professional services – The Company also derives revenues from professional services such as consulting, training, custom software development and system installations. Revenues from professional services increased by $10.6 million, or 40%, from 2007 to $37.0 million in 2008. The increase was primarily due to the additional revenues resulting from the acquisitions of Quest and Jadeon, the continued expansion of direct sales in the Hospitality-Americas segment and the continued growth of new site installations in our hospitality markets.

Systems gross profit – Cost of systems consists primarily of hardware and peripherals for site-based systems and amortization of capitalized labor costs for internally developed software. All costs, other than capitalized software development costs, are expensed as products are shipped, while capitalized software development costs are amortized to expense on a straight-line basis over the estimated useful life of the software. Systems gross profit increased during 2008 by $4.6 million, or 7%, to $72.7 million, while the gross margin percentage remained constant at 47% in 2008 compared to 2007.

Maintenance, subscription and transaction services gross profit – Cost of maintenance, subscription and transaction services consists primarily of personnel and other costs to provide support and maintenance services, hosted solutions and electronic payment processing services. The gross profit on maintenance, subscription and transaction services revenue increased during 2008 by $8.5 million, or 22%, to $46.3 million, while the gross margin percentage decreased by three points to 43% for 2008 compared to 2007. The decrease in the gross margin percentage was primarily the result of a decrease in our hardware maintenance margin. Specifically, the Jadeon business had a lower margin on hardware maintenance than Radiant, but we expect to be able to increase these margins as we continue our integration of Jadeon into our core business.

Professional services gross profit – Cost of professional services consists primarily of personnel costs for consulting, training, custom software development and installation services. The gross profit on professional services revenue increased during 2008 by $3.9 million, or 62%, to $10.1 million while the gross margin percentage increased by four points to 27% for 2008 compared to 2007. The increase in the gross margin percentage was the result of continued focus on improving margins within our consulting and custom development services through better utilization of personnel.

Segment revenues – Total revenues in the Hospitality-Americas business segment were approximately $176.8 million in 2008 compared to $150.9 million in 2007, an increase of $25.9 million, or 17%. The increase was primarily due to an increase in revenues within our direct sales channel as well as the additional revenues resulting from the acquisition of Jadeon.

Total revenues in the Retail & Entertainment-Americas business segment were approximately $91.6 million in 2008 compared to $79.5 million in 2007, an increase of $12.1 million, or 15%. The increase was primarily attributable to the additional revenues resulting from the acquisition of Quest as well as an increase in revenues within our indirect sales channel. The increase was partially offset by economic factors that resulted in a decrease in demand by convenience store operators.

Total revenues in the International business segment were approximately $29.6 million in 2008 compared to $20.6 million in 2007, an increase of $9.0 million, or 44%. This increase was primarily attributable to the additional revenues resulting from the acquisitions of Orderman and Hospitality EPoS.

Segment direct operating income – The Company evaluates the financial performance of the segments based on direct operating income, which is profit or loss before the allocation of certain corporate costs.

Direct operating income in the Hospitality-Americas business segment was approximately $37.7 million in 2008 compared to $31.8 million in 2007. This is an increase of $5.9 million, or 19%, and is primarily attributable to additional profitability resulting from the increase in revenues within our direct sales channel.

Direct operating income in the Retail & Entertainment-Americas business segment was approximately $22.7 million in 2008 compared to $21.5 million in 2007. This is an increase of $1.2 million, or 6%. The primary explanation for the increase is the additional income resulting from the acquisition of Quest. This increase was partially offset by an expected decrease in our entertainment business, a reduction in revenue from our convenience retail business and a decrease in gross profit due to changes in product mix.

Direct operating income in the International business segment was approximately $1.1 million in 2008 compared to $2.9 million in 2007. This is a decrease of $1.8 million, or 62%, and is primarily explained by a reduction in revenue from our convenience retail business and the net loss in our Orderman business, due to seasonality.

Total operating expenses – Total operating expenses for 2008 increased by $17.9 million, or 20%, as compared to 2007. Total operating expenses as a percentage of total revenues were 35% in 2008 and 2007. The components of operating expenses are discussed below:

•

Product development expenses – Product development expenses consist primarily of wages and materials expended on product development efforts, excluding any development expenses related to associated revenues which are included in costs of customer support, maintenance and other services. Product development expenses increased during 2008 by $1.4 million, or 6%, compared to 2007, primarily due to the additional expense structure assumed by the acquisitions made during the year. Product development expense as a percentage of total revenue was 8% and 9% in 2008 and 2007, respectively.

•

Sales and marketing expenses – Sales and marketing expenses increased by $7.5 million, or 26%, compared to 2007. This increase was primarily related to the incremental sales and marketing expenses resulting from the acquisitions of Orderman, Quest, Hospitality EPoS and Jadeon and the hiring of additional personnel to manage and support our sales growth. Sales and marketing expenses as a percentage of total revenue were 12% and 11% in 2008 and 2007, respectively.

•

Depreciation of fixed assets and amortization of intangible assets – Depreciation and amortization expense increased by $4.1 million, or 49%, in 2008 as compared to 2007. The increase from 2007 was directly related to the amortization of certain intangible assets related to the acquisitions of Orderman, Quest, Hospitality EPoS and Jadeon, as well as additional depreciation expense resulting from the growth in our fixed assets. Depreciation and amortization expenses as a percentage of revenues were 4% and 3% during 2008 and 2007, respectively.

•

General and administrative expenses – General and administrative expenses increased by $3.3 million, or 12%, as compared to 2007. The increase from 2007 was primarily due to the additional expense structure assumed by the acquisitions made during the year. General and administrative expenses as a percentage of total revenue were 10% and 11% in 2008 and 2007, respectively.

•

Other charges and income, net – The amounts contained under this heading are unlikely to occur again in the normal course of business and, as such, it is not practical to compare amounts between the current period and previous periods. However, a description of the items which comprise these amounts follows. See Note 8 to the consolidated financial statements for further discussion of these items.

•

During the fourth quarter of 2008, the Company recorded an impairment charge of $1.0 million related to the write down of a capitalized software product and a charge of $0.4 million related to severance payments and the restructuring of the organization. These charges were offset by a gain of $1.4 million on the sale of land near its corporate headquarters.

•	During the third quarter of 2008, the Company recorded a restructuring charge of $2.1 million related to amending a sublease agreement on a facility in Alpharetta, Georgia.

•	During the second quarter of 2008, the Company recorded a gain of approximately $0.5 million as a result of entering into a forward exchange contract in preparation for the acquisition of Orderman.

•

During the first quarter of 2008, the Company recorded a gain of approximately $0.3 million as a result of entering into a forward exchange contract in preparation for the acquisition of Quest. This gain was offset by approximately $0.4 million in debt cost write-offs and penalties associated with early termination of a credit agreement as described in Note 7 to the consolidated financial statements.

•

During 2007, the Company recorded a gain of $0.8 million as a result of entering into a forward exchange contract in preparation for the acquisition of Quest. In addition, the Company recorded a one-time expense of $1.2 million to write off accumulated transaction costs for multiple corporate development activities that we elected not to pursue.

•

During 2006, Radiant relocated its offices in Bedford, Texas to a facility in Fort Worth, Texas. The Company was contractually liable for the lease payments on the abandoned Bedford facility through September 2007 (lease expiration). In accordance with FASB ASC Topic 420, Exit or Disposal Cost Obligations (“ASC 420”), the Company recorded a lease restructuring charge based on the fair value of the remaining lease payments and estimated maintenance costs at the abandonment date. The restructuring charges were attributable to the Company’s Hospitality-Americas segment. The abandonment of the Bedford facility resulted in a restructuring charge of $1.4 million in 2006, which consisted of the fair value of the remaining lease liability and ongoing maintenance costs. During 2007, the Company updated its restructuring reserve analysis and reduced the reserve by $0.1 million as the initial assumption regarding ongoing maintenance costs changed.

•

In 2005, Radiant decided to consolidate certain facilities located in Alpharetta, Georgia, in order to reduce future operating costs. This resulted in the abandonment of one facility, which formerly housed the Company’s customer support call center. The restructuring charges were not attributable to any of the Company’s reportable segments. In accordance with ASC 420, the Company recorded a lease restructuring charge based on the fair value of the remaining lease payments at the abandonment date less the estimated sublease rentals that could reasonably be obtained from the property. This consolidation resulted in a restructuring charge of $1.5 million in 2005, which consisted of $1.2 million for facility consolidations and $0.3 million of fixed asset write-offs associated with the facility consolidation. The Company updated its restructuring reserve analysis in 2007 and reduced the reserve by $0.2 million as the initial assumption regarding the ability to sublease the facility changed. As of December 31, 2008, the Company had accrued $1.6 million related to these lease commitments.

Interest expense, net – The Company’s interest expense includes interest expense incurred on its long-term debt and capital lease obligations. Interest income is derived from the investment of our cash and cash equivalents. Net interest expense increased from $2.4 million in 2007 to $4.9 million in 2008. This increase was directly attributable to the debt assumed when the Company entered into the JPM Credit Agreement and additional borrowings were obtained on its revolving loan during 2008 to finance the acquisitions of Orderman, Quest, Hospitality EPoS and Jadeon, as further described in Notes 5 and 7 to the consolidated financial statements.

Provision for income taxes – The Company’s effective income tax rate was 35.4% in 2008, 42.7% in 2007 and (127.9%) in 2006. See Note 10 to the consolidated financial statements for additional discussion of income taxes.

Liquidity and Capital Resources

Prior to January 2008, the Company had a senior secured credit facility with Wells Fargo Foothill, Inc. (the “WFF Credit Agreement”). The WFF Credit Agreement provided for extensions of credit, upon satisfaction of certain conditions, in the form of revolving loans in an aggregate principal amount of up to $15 million and a term loan facility in an aggregate principal amount of up to $31 million. The revolving loan amount available to the Company was derived from a monthly borrowing base calculation using the Company’s various accounts receivable balances. The amount derived from this borrowing base calculation was further reduced by the total amount of letters of credit outstanding. Loans under the WFF Credit Agreement bore interest, at Radiant’s option, at either the London Interbank Offering Rate (“LIBOR”) plus two and one half percent or at the prime rate of Wells Fargo Bank, N.A.

The WFF Credit Agreement was scheduled to expire on March 31, 2010; however, it was refinanced in January 2008 upon the execution of the credit agreement with JPMorgan Chase Bank, N.A., as arranger, and JPMorgan Chase Bank, N.A, SunTrust Bank, Bank of America, Guaranty Bank and Wachovia Bank, N. A., as lenders (the “JPM Credit Agreement”). The JPM Credit Agreement and subsequent amendments thereto provide for extensions of credit, upon satisfaction of certain conditions, in the form of revolving loans in an aggregate principal amount of up to $80 million and a term loan facility in an aggregate principal amount of up to $30 million. An amendment to the JPM Credit Agreement was signed in July 2008, whereby the Company has the right to increase its revolving credit commitment by up to $25 million, subject to the terms and conditions set forth in the JPM Credit Agreement. As of December 31, 2009, aggregate borrowings under this facility totaled $62.0 million, comprised of $42.0 million in revolving loans and $20.0 million in term loan facility borrowings. As of December 31, 2009, revolving loan borrowings available to the Company were equal to $38.0 million.

The JPM Credit Agreement is guaranteed by the Company and its subsidiaries and is secured by the assets of the Company and its subsidiaries. The maturity date of the JPM Credit Agreement is January 2, 2013. Interest accrues on amounts outstanding under the loan facility, at the Company’s option of either (1) LIBOR plus a margin ranging between 1.25% and 2.00% based upon the Company’s consolidated leverage ratio, as defined, or (2) the higher of the administrative agent’s prime rate or one-half of one percent over the federal funds effective rate plus a margin ranging between 0.25% and 1.00% based on the Company’s consolidated leverage ratio, as defined. The leverage ratio covenant limits the Company’s consolidated indebtedness to a multiple of three times its consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) as determined on a pro forma basis over the prior four quarters. The fixed charge coverage ratio requires the Company to maintain the ratio of its consolidated EBITDA as determined on a pro forma basis less capital expenses to its fixed charges (which includes regularly scheduled principal payments, consolidated interest expense, taxes paid or payable in accordance with GAAP, and restricted payments) to at least 1.2 to 1 for periods ending in 2008, 1.3 to 1 for periods ending in 2009, and 1.35 to 1 thereafter. The JPM Credit Agreement contains certain customary representations and warranties from the Company. In addition, the JPM Credit Agreement contains certain financial and non-financial covenants, with which the Company was in compliance as of December 31, 2009. Further explanation of this agreement is presented in Note 7 to the consolidated financial statements.

The Company’s working capital decreased by approximately $12.8 million, or 31%, to $28.8 million at December 31, 2009 as compared to $41.6 million at December 31, 2008. This decrease was primarily attributable to the fact that approximately $30.0 million of working capital was utilized to reduce the outstanding balance on the Company’s revolving loan facility (which is included in long-term debt) during 2009. The Company has historically funded its business through cash generated by operations.

Cash provided by operating activities for 2009 was approximately $43.4 million. Cash from operations in 2009 was mainly generated through income from operations, adjusted to exclude the effect of non-cash charges including depreciation, amortization, impairment of goodwill, stock-based compensation and other income and charges. Changes in assets and liabilities increased operating cash flows during 2009, principally due to (i) our continued focus on collections which resulted in a reduction in accounts receivable, (ii) a focus on inventory management, which resulted in a decrease in inventories, and (iii) an increase in accounts payable, bonus accruals and accrued expenses (which have a positive impact on cash flow) that was due to normal year over year fluctuations and the timing of payments completed during the fourth quarter. If near-term demand for the Company’s products weakens or if significant anticipated sales in any quarter do not close when expected, the availability of funds from operations may be adversely affected.

Cash provided by operating activities for 2008 was approximately $17.2 million. Cash from operations in 2008 was mainly generated through income from operations, adjusted to exclude the effect of non-cash charges including depreciation, amortization, stock-based compensation and other income and charges. In addition, the Company received significant amounts of cash for calendar year support and maintenance, which has been deferred. The cash received from support and maintenance was offset by the fact that the Company did not purchase the related receivables of Quest in conjunction with the acquisition completed during the first quarter of 2008 (see Note 5 to the consolidated financial statements). The increase in accounts receivables and inventory balances of approximately $2.3 million during 2008 was due to normal year over year fluctuations and the growth of the business, both organic and acquisition related, as reflected in the year over year revenue increase. The decrease in accounts payable and accrued expenses was due to normal year over year fluctuations and the timing of payments completed during the fourth quarter to reduce various payables and accruals.

Cash provided by operating activities for 2007 was approximately $25.2 million. Cash from operations in 2007 was mainly generated through income from operations, adjusted to exclude the effect of non-cash charges including depreciation, amortization and stock-based compensation. These increases in cash were offset by an increase in accounts receivable and inventory balances. The increase in receivables was due to normal year over year fluctuations and the growth of the business, both organic and acquisition-related, as reflected in the year over year revenue increase. The increase in inventory was also due to normal year over year fluctuations and the increase in anticipated hardware shipments in future quarters. There was also an increase in accounts payable and accrued expenses that were a direct result of the increase in inventory and the fact that payments to our vendors that supplied the Company with inventory were not due at year end.

Cash used in investing activities during 2009 was approximately $12.2 million. Approximately $6.3 million was used to invest in property and equipment and $2.0 million related to the completion of the purchase of a customer list related to our RPS business. The Company continued to increase its investment in future products by investing $4.0 million in internally developed capitalizable software during 2009. Lastly, the Company recognized cash proceeds of $0.2 million from the sale of a building located in Australia.

Cash used in investing activities during 2008 was approximately $108.9 million. Approximately $97.3 million was used in the acquisitions of Orderman, Quest, Hospitality EPoS and Jadeon, net of cash acquired (see Note 5 to the consolidated financial statements). In addition, the Company recognized cash proceeds during 2008 of approximately $5.5 million from the sale of an undeveloped parcel of land and the execution of forward exchange contracts in conjunction with the Orderman and Quest acquisitions. Approximately $11.0 million was used to invest in property and equipment, including $7.8 million was utilized to improve our infrastructure through the implementation of an upgraded ERP system that was placed in service in the first quarter of 2010. Lastly, the Company increased its investment in future products by investing $4.0 million in internally developed capitalizable software during 2008.

Cash used in investing activities during 2007 was approximately $6.8 million. Approximately $2.6 million of cash was invested in property and equipment, and $1.5 million was spent on the purchase of a license to use patented technology. In addition, the Company continued to increase its investment in future products by investing $2.7 million in internally developed capitalizable software.

Cash used in financing activities during 2009 was approximately $34.3 million as compared to cash provided by financing activities of $78.2 million in 2008. Financing activities included scheduled payments under the JPM Credit Agreement and payments against the revolving loan facility and research and development notes, scheduled payments against the Company’s capital lease obligations and the impact of tax benefits related to stock-based compensation expense. In addition, the Company received cash proceeds from a research and development note, the exercise of stock options by employees and the purchase of shares issued under the Employee Stock Purchase Plan.

Cash provided by financing activities during 2008 was $78.2 million. Financing activities during 2008 included cash received from borrowings under the JPM Credit Agreement equal to $116.2 million, net of financing costs. These borrowings were used to fund the acquisitions of Orderman, Quest, Hospitality EPoS and Jadeon (see Note 5 to the consolidated financial statements), complete scheduled term loan payments under the JPM Credit Agreement of $4.0 million, reduce the outstanding credit revolver balance under the JPM Credit Agreement by $14.9 million, repay the outstanding balance of the term loan under the WFF Credit Agreement equal to $18.2 million, and to pay various fees associated with the termination of the WFF Credit Agreement of $0.3 million. In addition, the Company received cash proceeds from employees for the exercise of stock options of $1.7 million, made scheduled payments under the promissory notes related to the MenuLink acquisition equal to $1.3 million, and repaid the entire balance of the promissory note with the previous shareholders of Aloha Technologies, Inc. equal to $1.0 million.

Cash used in financing activities during 2007 was approximately $4.2 million. In 2007, financing activities mainly consisted of $6.5 million in repayments under borrowings from the WFF Credit Agreement, repayment of $1.3 million of promissory notes related to the MenuLink acquisition, scheduled payments under the WFF Credit Agreement of $5.9 million, and $9.8 million related to cash proceeds and the related tax benefit received from employees for the exercise of stock options.

The Company believes that its cash and cash equivalents, funds generated from operations and borrowing capacity, will provide adequate liquidity to meet its normal operating requirements, as well as to fund the above obligations for at least the next twelve months.

The Company believes there are opportunities to grow its business through the acquisition of complementary and synergistic companies, products and technologies. We look for acquisitions that can be readily integrated and accretive to earnings, although we may pursue smaller non-accretive acquisitions that will shorten our time to market with new technologies. The Company expects the general size of cash acquisitions it would currently consider would be in the $5 million to $50 million range. Any material acquisition could result in a decrease in the Company’s working capital depending on the amount, timing and nature of the consideration to be paid. In addition, any material acquisitions of complementary or synergistic companies, products or technologies could require that we obtain additional debt or equity financing. There can be no assurance that such additional financing will be available to us or that, if available, such financing will be obtained on favorable terms and would not result in additional dilution to our stockholders.

Contractual Obligations

The Company leases office space, equipment and certain vehicles under non-cancelable operating lease agreements expiring on various dates through 2017. Additionally, the Company leases computer equipment under various capital lease agreements which expire on various dates through June 2013. Contractual obligations as of December 31, 2009 are as follows (in thousands):

	Payments Due by Period
	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
Capital leases	$1,536	$925	$595	$16	$—
Operating leases (1)	24,778	5,561	9,354	5,138	4,725
Other obligations:
Revolving credit facility (JPM Credit Agreement)	42,000	—	—	42,000	—
Term loan facility (JPM Credit Agreement)	20,000	6,000	12,000	2,000	—
Austrian research & development loan	626	—	—	626	—
Estimated interest payments on credit facility and term notes (2)	6,422	2,421	3,992	9	—
Purchase commitments (3)	10,768	10,453	315	—	—

Total contractual obligations	$106,130	$25,360	$26,256	$49,789	$4,725

(1)	This schedule includes the future minimum lease payments related to facilities that are being subleased. The total minimum rentals to be received in the future under subleases as of December 31, 2009 are approximately $1.9 million in less than one year, $3.0 million in one to three years, and $0.1 million in three to five years.
(2)	For purposes of this disclosure, we used the interest rates in effect as of December 31, 2009 to estimate future interest expense. See Note 7 to the consolidated financial statements for further discussion of our debt components and their interest rate terms.
(3)	The Company has entered into certain noncancelable purchase orders for manufacturing supplies to be used in its normal operations. The related supplies are to be delivered at various dates through September 2010. Further explanation of these commitments is presented in Note 11 to the consolidated financial statements.

At December 31, 2009, the Company had a $2.8 million reserve for unrecognized tax benefits which is not reflected in the table above. Substantially all of this tax reserve is classified in other long-term liabilities and deferred income taxes on the accompanying consolidated balance sheet.

Critical Accounting Policies and Procedures

General

The Company’s discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the Company’s management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to customer programs and incentives, product returns, bad debts, inventories, intangible assets, income taxes, and commitments and contingencies. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

The Company’s revenue is generated primarily through software and system sales, support and maintenance, and other services. The Company recognizes revenue using the guidance from FASB ASC Subtopic, Software – Revenue Recognition, (“ASC 985-605”), FASB ASC Subtopic 605-35, Revenue Recognition – Construction-Type and Production-Type Contracts, (“ASC 605-35”), and FASB ASC Subtopic 605-10, Revenue Recognition – Overall, (“ASC 605-10”). Under these guidelines, the Company recognizes revenue when the following criteria are met: (1) persuasive evidence of an agreement exists; (2) delivery of the product has occurred; (3) the fee is fixed or determinable; (4) collectibility is reasonably assured; and (5) remaining obligations under the agreement are insignificant. Under multiple element arrangements, where each element is separately stated, sold and priced, the Company recognizes revenues for the various elements based on vendor-specific objective evidence (“VSOE”) of fair value. The Company’s VSOE of fair value is determined based on the price charged when the same element is sold separately. If evidence of fair value does not exist for all elements in a multiple element arrangement, the Company recognizes revenue using the residual method. Under the residual method, a delivered element without VSOE of fair value is recognized as revenue if all undelivered elements have VSOE of fair value. Sales tax collected is recorded net, and is not recognized as revenue and is included in accrued expenses on the accompanying consolidated balance sheets. Revenue from the Company’s customers is generally attributable to individual countries based on the location of the related point of shipment.

The Company sells its products, which include both software licenses and hardware, to both resellers and directly to end-users. Revenue from software licenses and system sales is generally recognized as products are shipped, provided that no significant vendor obligations remain and that collection of the related receivable is probable. For those agreements that provide for significant services or custom development that are essential to the software’s functionality, the software license and contracted services are recognized under the percentage of completion method as prescribed by the provisions of ASC 605-35. Contracts accounted for on a percentage of completion basis under the provisions of ASC 605-35 are not considered complete until acceptance, as determined by the customer agreement, has been obtained. The Company offers its customers post-contract support in the form of maintenance, telephone support and unspecified software enhancements. Revenue from support and maintenance is recognized ratably over the term of the agreement. The Company also offers its customers a subscription based software model for use of its software, maintenance, telephone support and hosting services on a monthly basis. Revenue from subscription pricing is recognized ratably over the contract period.

The Company’s professional services revenue consists of fees generated from consulting, custom software development, installation and training. Revenue related to professional services performed by the Company is generally recognized on a time and materials basis as the services are performed. Under contracts where revenue is recognized using the percentage of completion method under the provisions of ASC 605-35, the Company measures its progress-to-completion by using input measures, primarily labor hours. The Company continually updates and revises estimates of its input measures. If those estimates indicate a loss will be incurred, the entire loss is recognized in that period. In addition, the Company offers its customers subscription pricing and hosting services for some of its products. Under these subscription based contracts, revenue is recognized ratably over the contract period commencing generally when the product has been installed.

Allowance for Doubtful Accounts

The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. Estimates are developed by using standard quantitative measures based on historical losses, adjusting for current economic conditions and, in some cases, evaluating specific customer accounts for risk of loss. The establishment of reserves requires the use of judgment and assumptions regarding the potential for losses on receivable balances. Though the Company considers these allowances adequate and proper, if the financial condition of its customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Stock-based Compensation Expense

On January 1, 2006, the Company implemented the provisions of FASB ASC Topic 718, Compensation—Stock Compensation (“ASC 718”), using the modified prospective transition method. ASC 718 requires companies to recognize the cost for employee services received in exchange for awards of equity instruments based upon the grant-date fair value of those awards. Using the modified prospective transition method of adopting ASC 718, the Company began recognizing compensation expense for equity-based awards granted after January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of ASC 718, plus unvested awards granted prior to January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of ASC 718. Under this method of implementation, no restatement of prior periods has been made.

At December 31, 2009, the Company had approximately 1.4 million unvested options outstanding with a weighted-average grant-date fair value per share of $3.67. The unvested options and restricted stock awards have a total unrecognized compensation expense of approximately $4.0 million, net of estimated forfeitures, which will be recognized over the weighted average period of 0.9 years.

For the years ended December 31, 2009, 2008 and 2007, the Company recognized stock compensation expense of approximately $4.5 million, $4.6 million and $3.8 million, respectively. Prior to the adoption of ASC 718, the Company applied the intrinsic value method set forth in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, to calculate the compensation expense for stock-based awards. Historically, the Company’s general policy was to set the exercise price for its stock options equal to the market value on the grant date. As a result, the options had no intrinsic value on their grant dates, and the Company did not record any compensation expense unless the terms of the options were subsequently modified.

The Company uses the Black-Scholes-Merton model to estimate the fair value of options granted. The Black-Scholes-Merton model requires estimates of the expected term of the option, as well as future volatility and the risk-free interest rate.

For options issued during the year ended December 31, 2009, the Company estimated the weighted average grant-date fair value per share to be $1.80. The key assumptions used to calculate these values are provided below:

Year ended December 31, 2009
Expected volatility	69-70%
Expected life (in years)	3-4
Expected dividend yield	0.00%
Risk-free interest rate	1.6-2.2%

The assumptions made represent management’s best estimate, but they are highly subjective and inherently uncertain. If management had made different assumptions, the calculation of the options’ fair value and the resulting stock-based compensation expense could differ, perhaps materially, from the amounts recognized in the Company’s financial statements.

In addition to the assumptions used to calculate the fair value of the Company’s stock options, the Company is required to estimate the expected forfeiture rate of all share-based awards and only recognize expense for those awards the Company expects to vest. The stock-based compensation expense recognized in the Company’s consolidated statement of operations for the years ended December 31, 2009, 2008 and 2007 has been reduced for estimated forfeitures. If management were to change the estimate of forfeiture rates, the amount of stock-based compensation expense could differ, perhaps materially, from the amount recognized in the Company’s financial statements.

Inventories

Inventories are stated at the lower of cost or market value. Cost is principally determined by the first-in, first-out method. The Company records adjustments to the value of inventory based upon its forecasted plans to sell its inventories. The physical condition (e.g., age and quality) of the inventories is also considered in establishing its valuation. These adjustments are estimates, which could vary significantly, either favorably or unfavorably, from actual requirements if future economic conditions, customer inventory levels or competitive conditions differ from expectations.

Capitalized Software Development Costs

In accordance with FASB ASC Subtopic 985-20, Software—Costs of Software to Be Sold, Leased, or Marketed, (“ASC 985-20”), the Company’s policy on capitalized software costs determines the timing of recognition of certain development costs. In addition, this policy determines whether the cost is classified as development expense or cost of license fees. Capitalization of such costs begins when a detail program has been produced as evidenced by the completion of design, planning, coding and testing, such that the product meets its design specifications and has thereby established technological feasibility. Capitalization of such costs ends when the resulting product is available for general release to the public. Amortization of capitalized software development costs is recorded on a straight-line basis over the estimated economic life of the software, which the Company has determined is not more than five years. Management is required to use its judgment in determining whether development costs meet the criteria for immediate expense or capitalization. Additionally, management is required to use its judgment in the valuation of the unamortized capitalized software costs in determining whether the recorded value is recoverable based on future product sales.

Long-Lived Assets

The Company evaluates the recoverability of long-lived assets and finite-lived identifiable intangibles not held for sale whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used or in its physical condition, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of an asset. The Company measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds the fair value of the asset. The fair value is measured based on quoted market prices, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows.

Goodwill and Intangible Assets

The Company has significant intangible assets related to goodwill and other acquired intangibles. In assessing the recoverability of goodwill and other intangible assets, the Company must make assumptions regarding the estimated future cash flows and other factors to determine the fair value of these assets. If these estimates or their related assumptions change in the future, the Company may be required to record impairment charges against these assets in the reporting period in which the impairment is determined. For goodwill, the impairment evaluation includes a comparison of the carrying value of each reporting unit which houses goodwill to that reporting unit’s fair value. The fair values of the reporting units are based upon the net present value of future cash flows, including a terminal value calculation. The assumptions used to derive these values are based on risk-adjusted growth rates and discount factors accommodating conservative viewpoints that consider the full range of variability contemplated in the current economic situation. The Company also assesses market-based multiples of other market-participant companies to determine whether the Company’s fair value assumptions appropriately align with market-participant valuation multiples. If the fair value of any reporting unit is less than its carrying value, further analysis would be required to determine the amount of the impairment.

For intangible assets, this evaluation includes an analysis of estimated future undiscounted net cash flows expected to be generated by the assets over their estimated useful lives. If the estimated future undiscounted net cash flows are insufficient to recover the carrying value of the assets over their estimated useful lives, the Company will record an impairment charge in the amount by which the carrying value of the assets exceeds their fair value. If the Company determines that there is an impairment of intangible assets or goodwill, the Company may be required to record an impairment charge in the reporting period in which the impairment is determined, which could have a negative impact on earnings.

Income Taxes

The Company has significant amounts of deferred tax assets that are reviewed for recoverability and valued accordingly. These assets are evaluated by using estimates of future taxable income, the timing of reversals of temporary taxable differences and the impact of tax planning strategies. Valuation allowances related to net deferred tax assets could be impacted by changes to tax codes, changes in statutory tax rates and the Company’s future taxable income levels.

The Company follows the guidance issued by the FASB related to accounting for uncertainty in income taxes. This guidance, included in FASB ASC Topic 740, Income Taxes (“ASC 740”), addresses how tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC 740, the Company must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution.

Accounting Pronouncements

Recently Issued Standards

In October 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-14 (“ASU 2009-14”), Software (Topic 985): Certain Revenue Arrangements That Include Software Elements – a consensus of the FASB Emerging Issues Task Force. This ASU establishes that tangible products that contain software that works together with the non-software components of the tangible product to deliver the tangible product’s essential functionality are no longer within the scope of software revenue guidance. These items should be accounted for under other appropriate revenue recognition guidance. We are required to adopt this ASU prospectively for new or materially modified agreements as of January 1, 2011 and concurrently with ASU 2009-13 which is described below. Full retrospective application is optional and early adoption is permitted at the beginning of a fiscal year. We are currently evaluating the impact of this ASU on our financial statements.

In October 2009, the FASB issued Accounting Standards Update No. 2009-13, (“ASU 2009-13”), Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements – a consensus of the FASB Emerging Issues Task Force. This ASU amends the criteria for separating consideration in multiple-deliverable arrangements, which will, as a result, separate multiple-deliverable arrangements more often than under existing U.S. GAAP. Additionally, this ASU establishes a selling price hierarchy for determining the selling price of a deliverable. The ASU also eliminates the residual method of revenue allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. This guidance requires that management determine its best estimate of selling price in a manner consistent with that used to determine the price to sell the deliverable on a standalone basis. This ASU significantly expands the disclosures required for multiple-deliverable revenue arrangements with the objective of disclosing judgments related to these arrangements and the effect that the use of the relative selling-price method and changes in those judgments have on the timing and amount of revenue recognition. We are required to adopt this ASU prospectively for new or materially modified agreements as of January 1, 2011 and concurrently with ASU 2009-14, which is described above. Full retrospective application is optional and early adoption is permitted at the beginning of a fiscal year. We are currently evaluating the impact of this ASU on our financial statements.

Recently Adopted Standards

In August 2009, the FASB issued Accounting Standards Update No. 2009-05 (“ASU 2009-05”), Fair Value Measurements and Disclosures (Topic 820): Measuring Liabilities at Fair Value. This ASU establishes that in circumstances in which a quoted market price in an active market for an identical liability is not available, an entity is required to measure fair value using the quoted price of an identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets, or another valuation technique consistent with the principles of Topic 820. We adopted the provisions of ASU 2009-05 as of September 30, 2009, which had no material impact on the Company’s financial position, cash flows or results of operations.

In June 2009, the FASB issued the FASB Accounting Standards Codification (“Codification” or “ASC”) which modifies the U.S. GAAP hierarchy by establishing the Codification as the single source of authoritative U.S. GAAP recognized by the FASB applied by nongovernmental entities. SEC rules and interpretive releases are also sources of authoritative U.S. GAAP for SEC registrants. The Codification became effective July 1, 2009. The Codification is not intended to change or alter existing U.S. GAAP and accordingly, it did not impact the Company’s financial position, cash flows or results of operations. However, historical U.S. GAAP references in this annual report and in our quarterly report for the period ending September 30, 2009 have been adjusted, and references in future filings will be adjusted to reflect authoritative guidance in the Codification.

In September 2006, the FASB issued guidance included in ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), and in February 2008, the FASB amended this guidance. ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. ASC 820 is applicable to other ASC topics that require or permit fair value measurements, except those relating to lease accounting, and accordingly does not require any new fair value measurements. The provisions of ASC 820 are effective for financial assets and liabilities in fiscal years beginning after November 15, 2007, and for non-financial assets and liabilities in fiscal years beginning after November 15, 2008, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Our adoption of the provisions of ASC 820 on January 1, 2008, with respect to financial assets and liabilities measured at fair value, has had no material impact on our fair value measurements or our financial statements. In October 2008, the FASB issued additional guidance included in ASC 820 that clarifies the application of fair value measurements in a market that is not active. These provisions of ASC 820 became effective immediately upon issuance, and their adoption did not have any effect on our financial statements. We determine the fair value of our long-lived assets, in accordance with ASC 820, when testing for impairment. ASC 820 was effective for fair value assessments as of January 1, 2009. In April 2009, the FASB issued further guidance included in ASC 820 that provides for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased. These provisions also include guidance on identifying circumstances that indicate a transaction is not orderly. This additional guidance is effective for interim and annual reporting periods ending after June 15, 2009, and is applied prospectively. The Company concluded that the adoption of these provisions of ASC 820 as of April 1, 2009 had no impact on its financial position, cash flows or results of operations.

In November 2008, the Emerging Issues Task Force reached consensus on guidance about accounting for defensive intangible assets that is included in ASC Topic 350, Intangibles-Goodwill and Other (“ASC 350”). A defensive intangible asset is an acquired intangible asset where the acquirer has no intention of using, or intends to discontinue use of, the intangible asset, but holds it to prevent competitors from obtaining any benefit from it. The acquired defensive asset will be treated as a separate unit of accounting and the useful life assigned will be based on the period during which the asset would diminish in value. This guidance is effective for financial statements issued for fiscal years beginning after December 15, 2008, and may impact any intangible assets we acquire in future transactions.

In June 2008, the FASB issued guidance related to the computation of earnings per share amounts that is included in ASC Topic 260, Earnings Per Share (“ASC 260”). ASC 260 stipulates that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two class method. This guidance is effective for fiscal years beginning after December 31, 2008. The Company concluded that the adoption of these provisions ASC 260 did not have a material impact on its reported basic and diluted earnings per share amounts.

In April 2008, the FASB issued guidance related to determining the useful life of intangible assets that is included in ASC Topic 350, Intangibles-Goodwill and Other (“ASC 350”). This guidance amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. More specifically, this guidance removes the requirement to consider whether an intangible asset can be renewed without substantial cost or material modifications to the existing terms and conditions and instead, requires an entity to consider its own historical experience in renewing similar arrangements. These provisions also require expanded disclosure related to the determination of intangible asset useful lives. These provisions are effective for financial statements issued for fiscal years beginning after December 15, 2008, and may impact any intangible assets we acquire in future transactions.

In March 2008, the FASB issued guidance included in ASC Topic 815, Derivatives and Hedging (“ASC 815”). This guidance requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts and gains and losses on derivative instruments, and disclosures about credit risk-related contingent features in derivative agreements. These provisions are effective for fiscal years beginning after November 15, 2008. As of December 31, 2009, we have not entered into any derivative transactions.

In December 2007, the FASB issued guidance included in ASC Topic 810, Consolidation (“ASC 810”). This guidance requires (1) non-controlling (minority) interests be reported as a component of stockholders’ equity, (2) net income attributable to the parent and to the non-controlling interest be separately identified in the consolidated statement of operations, (3) changes in a parent’s ownership interest while the parent retains its controlling interest be accounted for as equity transactions, (4) any retained non-controlling equity investment upon the deconsolidation of a subsidiary be initially measured at fair value, and (5) sufficient disclosures be provided that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. These provisions of ASC 810 are effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The adoption of these provisions did not have any impact on the Company’s financial position, cash flows or results of operations as we have no minority interests.

In December 2007, the FASB issued guidance included in ASC Topic 805, Business Combinations (“ASC 805”). This guidance significantly changes the accounting for business combinations. ASC 805 requires an acquiring entity to recognize all assets acquired and liabilities assumed in a transaction at the acquisition-date fair value, with limited exceptions. This guidance changes the accounting treatment for certain specific acquisition-related items including: (1) expensing acquisition-related costs as incurred; (2) valuing non-controlling interests at fair value at the acquisition date of a controlling interest; and (3) expensing restructuring costs associated with an acquired business. The guidance also enumerated a substantial number of new disclosure requirements. These provisions of ASC 805 are to be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009. These provisions will have an impact on our accounting for any future business combinations.

In February 2007, the FASB issued guidance included in ASC Topic 825, Financial Instruments (“ASC 825”). This guidance permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value, and establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. These provisions of ASC 825 are effective for financial statements issued for fiscal years beginning after November 15, 2007. We adopted these provisions of ASC 825 on January 1, 2008.

Off-Balance Sheet Arrangements

The Company does not have any material off-balance sheet arrangements (as defined in the applicable regulations) that have or are reasonably likely to have a current or future effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.